UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2009

Affirmative Insurance Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50795	75-2770432
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4450 Sojourn Drive, Suite 500, Addison, Texas 75001

(Address of principal executive offices) Zip Code

Registrant’s telephone, including area code: (972) 728-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 18, 2009, Affirmative Property Holdings, Inc. (“APHI”), an indirectly held, wholly-owned subsidiary of Affirmative Insurance Holdings, Inc. (the “Registrant”), agreed to rent approximately 51,792 aggregate square feet of office space located at the Bon Carre’ office complex at 7163 Florida Boulevard and 7305 Florida Boulevard, Baton Rouge, Louisiana (collectively, the “Bon Carre’ Space”) pursuant to the terms of a lease agreement (the “Bon Carre’ Lease”), effective as of September 18, 2009, between APHI and Bon Carre’ Business Center II, LLC (the “Landlord”). The Registrant plans to consolidate its Burr Ridge, Illinois agency operation functions with those of its USAgencies subsidiary and move the same, along with the USAgencies corporate offices currently located at 8550 United Plaza Boulevard, Baton Rouge, Louisiana, to the Bon Carre’ Space in December of 2009.

The term of the Bon Carre’ Lease commences on the later of: (i) October 1, 2009 or (ii) the date APHI receives a certificate of occupancy from the City of Baton Rouge, Louisiana, and expires at the end of the tenth full year following the commencement date. APHI will receive approximately $925,000 in capital improvement allowance reimbursements from the Landlord under the terms of the Bon Carre’ Lease. In addition, APHI has the right, after the 60th month of tenancy under the Bon Carre’ Lease (subject to the satisfaction of certain conditions, including payment of a termination fee of 50% of the then remaining rent due under the Bon Carre’ Lease), to terminate the Bon Carre’ Lease on six months’ advance written notice. APHI also has two options to extend the term of the Bon Carre’ Lease, each for a period of five years. The first option would commence at the end of the initial term and would include monthly rental payments of $75,530 ($906,630 per year) during the first option period. The second option would commence the day after the expiration of the first option term, and would include rental payments equal to the then-fair market rental value of the Bon Carre’ Space, based upon the then-current rental rates and rent concessions applicable to comparable properties located in the Baton Rouge area (in any case, the annual rental rate during the second option term will be no more than $933,829 and no less than $879,433, reflecting a maximum 3% increase or decrease of the then-current rental rate being paid by APHI immediately prior to the commencement of the second option term).

During the initial ten year term of the Bon Carre’ Lease, APHI is obligated to pay fixed rent in equal monthly installments at the annual rate of: (i) approximately $582,660 ($64,740 per month) for the first year (rent payments for the first three months of the lease term are abated); (ii) $776,880 ($64,740 per month) for each of years two and three; (iii) $828,672 ($69,056 per month) for each of years four through seven; and (iv) $906,360 ($75,530 per month) for each of years eight through ten. In addition to the foregoing base rental payments, APHI will make payments based on its share of common-area maintenance charges (including amounts for certain of Landlord’s operating expenses, taxes and assessments) (the “CAM Charges”), as well as insurance coverage for the Bon Carre’ Space. CAM Charges and the cost of insurance for the Bon Carre’ Space may increase over time due to the occurrence of certain events, including but not limited to increased property assessments associated with APHI’s tenant improvements or a sale of the building in which the Bon Carre’ space is located by the Landlord.

The descriptions of the Bon Carre’ Lease as set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of thereof, including exhibits, a copy of which is herewith filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Bon Carre’ Lease as set forth in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference. Such description constitutes a summary of certain terms of the Bon Carre’ Lease, and as such, is incomplete. Said description is qualified in its entirety by the text of the Bon Carre’ Lease (and the exhibits thereto) attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. All readers are encouraged to read the entire text of the Bon Carre’ Lease and its exhibits.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Lease Agreement, dated September 18, 2009, between Bon Carre’ Business Center II, LLC and Affirmative Property Holdings, Inc.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management’s judgment regarding future events. Although the Registrant believes that the expectations reflected in such forward-looking statements are reasonable, the Registrant can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. The Registrant cannot guarantee the accuracy of the forward-looking statements, and the Registrant’s actual results could differ materially from those contained any forward-looking statements due to a number of factors, including the statements under the heading “Risk Factors” contained in the Registrant’s filings with the Securities and Exchange Commission. Accordingly, such forward-looking statements, including but not limited to statements regarding the

Registrant’s expectations concerning CAM Charges and insurance payments due under the Bon Carre’ Lease and the estimated amount of total expenditures that will be incurred in connection with the Bon Carre’ Lease over the lease term are subject to a number of risks and uncertainties and may cause actual results to differ materially from the Registrant’s expressed expectations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

	By:	/s/ Michael J. McClure
Date: September 23, 2009	Name:	Michael J. McClure
	Title:	Executive Vice President and Chief Financial Officer